MTBC Regains Compliance with NASDAQ Minimum Bid Price Listing Requirement

SOMERSET, N.J. May 11, 2017 (Marketwired) — MTBC (Nasdaq: MTBC) (Nasdaq: MTBCP) a leading provider of proprietary, cloud-based electronic health records, practice management and mHealth solutions, today announced that the Company received a letter from the NASDAQ Capital Market that it has regained compliance with NASDAQ Capital Market’s minimum bid price continued listing requirement. The letter highlights that for ten (10) consecutive business days the Company has had a closing bid price of $1.00 per share or greater. NASDAQ has notified the Company that they have regained compliance with Listing Rule 5550(a)(2) and the matter is now closed. After regaining compliance, the Company announced that it will no longer need to effectuate a reverse stock split.

“News of regaining NASDAQ minimum bid price compliance is very gratifying, after announcing our Q1 2017 operating results as well as recent news of strategic relationships and new product developments,” said Bill Korn, MTBC’s Chief Financial Officer. “It is great to see positive feedback from the market.”

About MTBC

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers throughout the United States. Our integrated Software-as-a-Service (SaaS) platform helps our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC’s common stock trades on the NASDAQ Capital Market under the ticker symbol “MTBC,” and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

For additional information, please visit our website at www.mtbc.com.

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SOURCE MTBC

Company and Investor Contact:

Bill Korn

Chief Financial Officer

Medical Transcription Billing, Corp.

bkorn@mtbc.com

732-873-5133